Exhibit 5.1

Legend Biotech Corporation

4th Floor, Harbour Place

103 South Church Street, P.O. Box 10240

Grand Cayman KY1-1002

Cayman Islands

7 October 2026

Dear Sirs

Legend Biotech Corporation (the "Company")

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on 7 October 2026 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of 19,100,000 ordinary shares, par value US$0.0001 per share (the "Shares"), issuable by the Company pursuant to the Company's Amended and Restated 2020 Restricted Shares Plan (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the third amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 26 May 2020 and effective immediately prior to the completion of the Company's initial public offering of American Depositary Shares representing its Shares (the "Memorandum and Articles"), the minutes (the "Board Minutes") of the meetings of the board of directors of the Company held on 10 April 2020, 13 May 2020, 14 December 2023 and 7 May 2026 (the "Board Meetings"), the written resolutions of the shareholders of the Company dated 26 May 2020 (the "Shareholders Resolutions") and the minutes (the "Shareholders Minutes") of the annual general meeting of the shareholders of the Company held on 21 October 2024 and 24 September 2026 (the "Shareholders Meeting").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorized.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the Board Minutes, the Shareholders Resolutions and the Shareholders Minutes, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the Shares would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Board Minutes are true and correct record of the proceedings of the Board Meetings, which were duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time. The resolutions set out in the Board Minutes were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) the Shareholders Minutes are a true and correct record of the proceedings of the Shareholders Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time, and the resolutions set out in the Shareholders Minutes and the Shareholders Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time and have not been amended, varied or revoked in any respect, (g) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (h) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (i) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP